EXHIBIT "99.1"

NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **American Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@americanrealtyinvest.com**

American Realty Investors, Inc. Reports Second Quarter 2018 Results

Dallas (August 14, 2018) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2018. For the three months ended June 30, 2018, we reported a net income applicable to common shares of $5.6 million or ($0.35) per diluted loss per share compared to a net loss applicable to common shares of $11.2 million or ($0.72) per diluted loss per share for the same period ended 2017.

The Company maintained its overall focus on growing its portfolio and is working on several strategic initiatives that we previously announced earlier this year. Overall, management remains very encouraged about the overall performance of the company; especially tied to the quality of our assets in our portfolio, and the new multifamily apartment projects under various stages of development.

Revenues

Rental and other property revenues were $31.6 million for the three months ended June 30, 2018 and 2017. The change by segment was an increase in revenues in the apartment portfolio of approximately $1.2 million, offset by a decrease in revenues in the commercial portfolio of $1.2 million.

Expense

Property operating expenses were $15.5 million for the three months ended June 30, 2018. This represents an increase of $0.1 million compared to the prior period operating expenses of $15.4 million. This increase is driven primarily by an increase in property operating expenses in the apartment portfolio of $1.0 million offset by a decrease in operating expenses from our commercial portfolio of $0.7 million and $0.2 million from the other portfolio.

Depreciation and amortization expense was $6.5 million for the three months ended June 30, 2018, as compared to $6.4 million in the same period of 2017. This increase was due primarily to the growth in our apartment portfolio, which resulted in a $0.1 million increase in the expense year over year.

General and Administrative expense was $2.9 million for the three months ended June 30, 2018. This represents an increase of $1.0 million compared to the prior period expense of $1.9 million. The increase is due to an increase in expense reimbursements paid to our advisor of approximately $0.7 million and professional fees for consulting, audit and tax services of approximately $0.3 million.

Other income (expense)

Mortgage and loan interest expense was $15.9 million for the three months ended June 30, 2018. This represents a decrease of $1.4 million compared to the prior period expense of $17.3 million. The change by segment represents a decrease in the other portfolio of $1.0 million, $0.5 million in the land portfolio and $0.2 million in the commercial portfolio offset by an increase of $0.3 million in the apartment portfolio. Within the other portfolio the decrease is primarily due to $1.2 million of interest expense savings related to maturing notes payable paid during the first quarter of 2018.

Other income was $7.5 million for the three months ended June 30, 2018. This represents an increase of $7.6 million as compared to prior period other expense of $0.1 million. The increase is the result of insurance proceeds of approximately $6.6 million received subsequent to the "as is" sale of a property damaged by a hurricane, and other miscellaneous income of approximately $1.0 million.

Foreign currency transaction was a gain of $5.9 million for the three months ended June 30, 2018. This represents an increase of $9.3 million compared to prior period foreign currency transaction loss of $3.4 million. The increase is the result of a gain in foreign currency exchange as a result of the favorable exchange rate between the Israel Shekels and the U.S. Dollar related to our Bond program.

For the three months ended June 30, 2018, we sold a golf course for a total sales price of $2.3 million and recorded no gain or loss on the sale. For the same period in 2017, the Company recorded a loss of approximately $0.5 million from the sale of 8.3 acres of land for a sales price of $0.5 million.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues (including $208 and $199 for the three months and $415 and $389 for the six months ended 2018 and 2017, respectively, from related parties)	$ 31,607	$ 31,587	$ 62,690	$ 63,409
Expenses:				
Property operating expenses (including $231 and $239 for the three months and $458 and 476 for the six months ended 2018 and 2017, respectively, from related parties)	15,550	15,429	29,974	31,693
Depreciation and amortization	6,504	6,409	12,895	12,739
General and administrative (including $297 and $552 for the three months and $2,437 and $1,295 for the six months ended 2018 and 2017, respectively, from related parties)	2,954	1,995	5,295	4,026
Net income fee to related party	53	77	106	137
Advisory fee to related party	2,929	2,849	5,885	5,508
Total operating expenses	27,990	26,759	54,155	54,103
Net operating income	3,617	4,828	8,535	9,306
Other income (expenses):				
Interest income (including $4,832 and $4,972 for the three months and $9,311 and $9,092 for the six months ended 2018 and 2017, respectively, from related parties)	4,882	5,059	9,991	9,852
Other income	7,537	(116)	9,438	1,327
Mortgage and loan interest (including $1,909 and $1,683 for the three months and $3,708 and $3,195 for the six months ended 2018 and 2017, respectively, from related parties)	(15,907)	(17,347)	(31,631)	(34,143)
Foreign currency transaction gain (loss)	5,889	(3,425)	7,645	(3,747)
Earnings from unconsolidated subsidiaries and investees	277	153	597	208
Total other income (expenses)	2,678	(15,676)	(3,960)	(26,503)
Income (loss) before gain on land sales, non-controlling interest, and taxes	6,295	(10,848)	4,575	(17,197)
Gain (loss) on land sales	-	(476)	1,335	(31)
Net income (loss) from continuing operations before taxes	6,295	(11,324)	5,910	(17,228)
Net income (loss) from continuing operations	6,295	(11,324)	5,910	(17,228)
Net income (loss)	6,295	(11,324)	5,910	(17,228)
Net (income) loss attributable to non-controlling interest	(441)	435	(716)	628
Net income (loss) attributable to American Realty Investors, Inc.	5,854	(10,889)	5,194	(16,600)
Preferred dividend requirement	(225)	(275)	(450)	(550)
Net income (loss) applicable to common shares	$ 5,629	$ (11,164)	$ 4,744	$ (17,150)
Earnings per share - basic				
Net loss from continuing operations	$ 0.35	$ (0.72)	$ 0.30	$ (1.11)
Earnings per share - diluted				
Net income (loss) from continuing operations	$ 0.35	$ (0.72)	$ 0.30	$ (1.11)
Weighted average common shares used in computing earnings per share	15,997,076	15,514,360	15,967,740	15,514,360
Weighted average common shares used in computing diluted earnings per share	15,997,076	15,514,360	15,967,740	15,514,360
Amounts attributable to American Realty Investors, Inc.				
Net income (loss) from continuing operations	$ 5,854	$ (10,889)	$ 5,194	$ (16,600)
Net income (loss) applicable to American Realty Investors, Inc.	$ 5,854	$ (10,889)	$ 5,194	$ (16,600)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2018 (unaudited)	December 31, 2017 (audited)
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 1,147,612	$ 1,117,429
Real estate subject to sales contracts at cost	46,262	48,234
Less accumulated depreciation	(183,630)	(177,546)
Total real estate	1,010,244	988,117
Notes and interest receivable:		
Performing (including $104,665 in 2018 and $99,410 in 2017 from related parties)	142,277	127,865
Less allowance for estimated losses (including $14,269 in 2018 and 2017 from related parties)	(15,770)	(15,770)
Total notes and interest receivable	126,507	112,095
Cash and cash equivalents	28,116	42,920
Restricted cash	64,652	45,618
Investments in unconsolidated joint ventures and investees	6,993	6,396
Receivable from related party	55,987	38,311
Other assets	56,605	63,263
Total assets	$ 1,349,104	$ 1,296,720
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 921,461	$ 898,750
Notes related to real estate held for sale	376	376
Notes related to real estate subject to sales contracts	-	1,957
Bond and interest payable	143,897	113,049
Deferred revenue (including $57,289 in 2018 and $56,887 in 2017 to related parties)	78,548	77,332
Accounts payable and other liabilities (including $9,764 in 2018 and $11,893 in 2017 to related parties)	31,655	39,373
Total liabilities	1,175,937	1,130,837
Shareholders' equity:		
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 1,800,614 and 2,000,614 shares in 2018 and 2017 (liquidation preference $10 per share), including 900,000 shares in 2018 and 2017 held by ARL.	1,805	2,205
Common stock, $0.01 par value, 100,000,000 shares authorized; 16,412,861 shares issued and 15,997,076 outstanding as of 2018 and 15,930,145 shares issued and 15,514,360 outstanding as of 2017, including 140,000 shares held by TCI (consolidated) in 2018 and 2017.	164	159
Treasury stock at cost; 415,785 shares in 2018 and 2017, and 140,000 shares held by TCI (consolidated) as of 2018 and 2017	(6,395)	(6,395)
Paid-in capital	111,907	110,138
Retained earnings	11,161	5,967
Total American Realty Investors, Inc. shareholders' equity	118,642	112,074
Non-controlling interest	54,525	53,809
Total shareholders' equity	173,167	165,883
Total liabilities and shareholders' equity	$ 1,349,104	$ 1,296,720